AMENDMENT TO
COMMON STOCKHOLDERS AGREEMENT

THIS AMENDMENT TO COMMON STOCKHOLDERS AGREEMENT (“Amendment”) is made as of January 26, 2006, by and among Cleveland BioLabs, Inc., a Delaware corporation (the “Company”), and the Stockholders party thereto. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Common Stockholders Agreement.

RECITALS

WHEREAS, the Company and the Stockholders have entered into that certain Common Stockholders Agreement, dated as of July 1, 2004 (the “Common Stockholders Agreement”); and

WHEREAS, the parties to the Common Stockholders Agreement wish to amend and restate Sections 1(j) and 2(d) of the Common Stockholders Agreement in their entirety.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Section 1(j). Section 1(j) of the Common Stockholders Agreement is hereby amended and restated in its entirety to read as follows:

“Qualified IPO” means a fully underwritten firm commitment public offering of shares of Common Stock consummated pursuant to a registration statement declared effective under the Securities Act, other than an offering made in connection with a business acquisition or combination or an employee benefit plan, in which the aggregate gross proceeds to the Company after deducting underwriters’ discounts and commissions and related offering expenses equals or exceeds Fifteen Million Dollars ($15,000,000).”

2. Section 2(d). Section 2(d) of the Common Stockholders Agreement is hereby amended and restated in its entirety to read as follows:

“Notwithstanding the foregoing, the provisions of this Section 2 will terminate automatically and be of no further force and effect upon the consummation of a Qualified IPO or upon consummation of any equity financing or series of equity financings after January 1, 2006 in which the aggregate gross proceeds to the Company after deducting underwriters’ discounts and commissions and related offering expenses equals or exceeds Fifteen Million Dollars ($15,000,000); provided, however, for as long as CCF owns at least three percent (3%) of the shares of the Company on a fully diluted basis, CCF will be entitled to have one representative elected to the Board pursuant to the terms of this Section 2.”

3. No Amendment or Waiver. The execution, delivery and effectiveness of this Amendment shall not constitute an amendment or waiver of any other provision of the Common Stockholders Agreement. The terms of the Common Stockholders Agreement not affected, modified or changed by this Amendment shall remain in full force and effect.

4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be accepted as originals.

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Signature Page Follows

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IN WITNESS WHEREOF, the undersigned or each of their respective duly authorized officers or representatives have set their hands hereunder effective upon the date referenced-above.

THE COMPANY:

Cleveland BioLabs, Inc., a Delaware corporation

/s/ Michael Fonstein
By: Michael Fonstein
Title: President and Chief Executive Officer

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COMMON STOCKHOLDERS

/s/ Michael Fonstein
Michael Fonstein

/s/ Yakov Kogan
Yakov Kogan

/s/ Elena Feinstein
Elena Feinstein

/s/ George R. Stark
George R. Stark

/s/ Mikhail V. Chernov
Mikhail V. Chernov

/s/ Katerina Gurova
Katerina Gurova

/s/ Vadim Krivokrysenko
Vadim Krivokrysenko

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ChemBridge Corporation

By:	/s/ Sergey Altshtein
Name: Sergey Altshtein
Title: President

The Cleveland Clinic Foundation

By:	/s/ Michael P. O’Boyle
Name: Michael P. O’Boyle
Title: Chief Operating Officer

/s/ Michael P. O’Boyle
Andrei Gudkov
By:	The Cleveland Clinic Foundation,
as attorney-in-fact